Exhibit 2.1

Acquisition Agreement

BY AND AMONG

ConnectM Technology Solutions, Inc.;

Sun Solar LLC

AND

Caleb Arthur

i

Exhibit A	Assignment of Membership Interests

ii

Acquisition Agreement

Dated as of     January 05    , 2026

This Acquisition Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”), by and among (i) ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”); (ii) Sun Solar LLC, a Missouri limited liability company (“Sun Solar”); and (iii) Caleb Arthur (“Mr. Arthur”). Sun Solar and Mr. Arthur may be referred to herein collectively as the “Sun Solar Parties” and each individually as a “Sun Solar Party”. Each of ConnectM and the Sun Solar Parties may be referred to herein collectively as the “Parties” and each individually as a “Party.”

Recitals:

WHEREAS, Mr. Arthur is the sole member of Sun Solar, holding one million (1,000,000) of the LLC Units of Sun Solar, (the “Sun Solar Membership Interests”), and Mr. Arthur desires to sell to ConnectM, and ConnectM desires to acquire from Mr. Arthur, four hundred thousand (400,000) of the Sun Solar Membership Interests held by Mr. Arthur, constituting 40% of the issued and outstanding Sun Solar Membership Interests;

WHEREAS the transactions as set forth above and in this Agreement overall are referred to collectively, as the “Transactions”) and this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.     Definitions and interpretation

Section 1.01     Defined Terms. In addition to the other terms defined herein, for purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(c)	“Board of ConnectM” means the Board of Directors of Connect M.

(d)	“Business Day” shall mean any day on which commercial banks are open for business in Delaware.

(e)	“Common Stock” means the common stock, par value $0.0001 per share, of ConnectM.

(f)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(g)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of Sun Solar or obligating Sun Solar to issue or sell any of its Equity Securities.

(h)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $1,000 or more.

(i)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(j)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(m)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(n)	“Knowledge of Sun Solar” means the knowledge, assuming due inquiry, of Mr. Arthur or of any director, manager or executive officer of Sun Solar.

(o)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(p)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(q)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(r)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(s)	“Organizational Documents”, as to any Person, means the Certificate of Incorporation, Articles of Incorporation, Bylaws, Certificate of Formation, Operating Agreement, Shareholders’ Agreement and other similar or constating or operative entity documents of such Person, as applicable.

(t)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(u)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(v)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(w)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(x)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(y)	“Transaction Documents” means this Agreement, the Assignment, and any other certificate, agreement or document entered into or delivered in connection with the Transactions as contemplated herein or therein.

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.     The Transactions

Section 2.01     Acquisition.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Mr. Arthur shall sell, assign, transfer and deliver to ConnectM, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description 40% of the Sun Solar Membership Interests held by Mr. Arthur (the “Assigned Membership Interests”);

(b)	In consideration of the acquisition of the Assigned Membership Interests, ConnectM shall issue to Mr. Arthur 15,000,000 shares of Common Stock (the “Exchange Shares”).

(c)	The Exchange Shares issued shall be free of any transfer restrictions, liens, or encumbrances and subject to a valid exemption from registration under the Securities Act.

(d)	Mr. Arthur shall be responsible for the payment of any and all Taxes that may be imposed on Mr. Arthur pursuant to the Transactions.

Section 2.02     Closing. The closing of the Transactions as set forth in Section 2.01 (the “Closing”) shall occur on the Closing Date immediately following the execution of this Agreement.

Section 2.03     Closing Deliverables.

(a)	At the Closing, the Sun Solar Parties shall deliver to ConnectM:

(i)	a certificate Mr. Arthur and of a duly authorized officer of Sun Solar dated as of the Closing Date, in form and substance satisfactory to ConnectM (A) certifying the name, title and true signature of each manager or officer of Sun Solar executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (B) attaching and certifying (i) a true, correct and complete copy of Organizational Documents of Sun Solar as of the Closing, certified by the applicable Governmental Authority, and (ii) a certificate of good standing and legal existence of Sun Solar issued by the applicable Governmental Authority, and each dated as of a date no earlier than three Business Days prior to the Closing Date;

(ii)	the Assignment of Membership Interests in the form as attached hereto as Exhibit A (the “Assignment”) with respect to the Assigned Membership Interests, duly executed by Mr. Arthur and two witnesses thereto; and

(iii)	such other documents as ConnectM may reasonably request for the purpose of evidencing the accuracy of the Sun Solar Parties’ representations and warranties; evidencing the performance by the Sun Solar Parties of, or the compliance by the Sun Solar Parties with, any covenant or obligation required to be performed or complied with by any of the Sun Solar Parties; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, ConnectM shall:

(i)	Issue the Exchange Shares to Mr. Arthur, and the Parties acknowledge and agree that the Exchange Shares shall be issued in book entry format and shall not be certificated;

(ii)	Deliver to Sun Solar on behalf of the Sun Solar Parties, a certificate of a duly authorized officer of ConnectM dated as of the Closing Date, in form and substance satisfactory to the Sun Solar Parties (A) certifying the name, title and true signature of each manager or officer of ConnectM executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (B) attaching and certifying (i) a true, correct and complete copy of Organizational Documents of ConnectM as of the Closing, certified by the applicable Governmental Authority, and (ii) a certificate of good standing and legal existence of ConnectM issued by the applicable Governmental Authority, and each dated as of a date no earlier than three Business Days prior to the Closing Date;

(iii)	Deliver to Mr. Arthur the Assignment, duly executed by an authorized officer of ConnectM;

(iv)	Deliver to the Sun Solar Parties such other documents as the Sun Solar Parties may reasonably request for the purpose of evidencing the accuracy of ConnectM’s representations and warranties; evidencing the performance by ConnectM of, or the compliance by ConnectM with, any covenant or obligation required to be performed or complied with by ConnectM; or otherwise facilitating the consummation or performance of any of the Transactions.

(c)	At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Article III.     Representations and Warranties of the Sun Solar Parties

As an inducement to the consummation of the Transactions, the Sun Solar Parties, jointly and severally, represent and warrant to ConnectM, except as set forth in the schedules of exceptions to the representations of Sun Solar Parties as delivered to ConnectM on the Closing Date (“Disclosure Schedules”), as follows:

Section 3.01     Organization and Qualification.

(a)	Sun Solar is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Missouri and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Sun Solar has not qualified to do business in any State other than Missouri. To the Knowledge of Sun Solar, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Sun Solar within such jurisdiction.

(b)	Mr. Arthur is a natural person and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on his business in all material respects as it is now being conducted.

Section 3.02 Organizational Documents.

(a)	The Articles of Organization and Operating Agreement of Sun Solar (collectively, the “Sun Solar Organizational Documents”) are attached in Section 3.02(a) of the Disclosure Schedules. Sun Solar has taken all actions required by Laws, the Sun Solar Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement.

(b)	Each Sun Solar Party has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

Section 3.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by each Sun Solar Party, and the consummation of Transactions, have been duly authorized by each Sun Solar Party and by any other Persons as required. This Agreement has been duly executed and delivered on behalf of each Sun Solar Party. This Agreement constitutes a valid and binding obligation of each Sun Solar Party enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of any Organizational Document of any Sun Solar Party; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which any Sun Solar Party is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which any Sun Solar Party is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to any Sun Solar Party.

Section 3.05 Equity Interests.

(a)	The authorized equity interests of Sun Solar is comprised of 1,000,000 LLC Units, all of which are held beneficially and of record by Mr. Arthur. None of the outstanding Sun Solar Membership Interests were issued in violation of the preemptive or other rights of any members, shareholders or other Person. The Assigned Membership Interests constitute 40% of the issued and outstanding membership interests of Sub Solar.

(b)	There are no outstanding or authorized Derivatives with respect to Sun Solar. Sun Solar does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, member agreements, member agreements proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Sun Solar Membership Interests other than the Sun Solar Organizational Documents.

(c)	Mr. Arthur is the record and beneficial owner of, and has good title to the Sun Solar Membership Interests as set forth herein, with the right and authority to sell and deliver the Assigned Membership Interests to ConnectM, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Assigned Membership Interests is subject to pre-emptive or similar rights, either pursuant to any Sun Solar Organizational Document, requirement of Laws or any Contract, and no Sun Solar Party has any pre-emptive rights or similar rights to purchase or receive any Assigned Membership Interests or other interests in Sun Solar. Mr. Arthur has the power and authority to transfer the Assigned Membership Interests to ConnectM as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering ConnectM or its designee as the new owner of the Assigned Membership Interests in the records maintained by Sun Solar listing the names of stockholders and their respective ownership of Sun Solar Membership Interests, ConnectM or its designee will receive good title to the Assigned Membership Interests, free and clear of all Liens.

Section 3.06 Liabilities. Section 3.06 of Disclosure Schedules sets forth, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Sun Solar, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Sun Solar, the repayment obligations for which are secured by any of Sun Solar’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Closing Date and (iii) any other Liabilities of Sun Solar. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 3.07 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations, other than those previously disclosed, pending or, to the Knowledge of Sun Solar, threatened, by or against Sun Solar or affecting Sun Solar or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of Sun Solar, there is no material default on the part of Sun Solar with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.08 General Compliance. Sun Solar is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Sun Solar under), nor has Sun Solar received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on Sun Solar.

Section 3.09 Compliance with Laws; Permits.

(a)	Sun Solar has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of Sun Solar have been either registered under the Securities Act or other applicable Law, or exempt from registration.

(b)	All material Permits required for Sun Solar to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Sun Solar. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Sun Solar, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Sun Solar. Sun Solar has not received any notice of proceedings relating to the revocation or modification of any such Permit

(c)	Sun Solar is not, and has not been, and the past and present directors, officers, members, managers and affiliates of Sun Solar are not and have not, been the subject of, nor does any director, officer, member, manager or affiliate of Sun Solar have any reason to believe that Sun Solar or any of its directors, officers, members, managers or affiliates will be, the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any Governmental Authority.

Section 3.10 Contracts.

(a)	Section 3.10(a) of Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Sun Solar is a party or by which it or any of its assets, products, technology, or properties are bound. In the case of oral agreements, Section 3.10(a) of Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which Sun Solar is a party or by which its properties are bound and which are material to the operations of Sun Solar are valid and enforceable by Sun Solar in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)	Sun Solar owns, licenses or has rights to use any and all intellectual property and technology used in Sun Solar’s business, and to the Knowledge of Sun Solar, Sun Solar’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.10(a) of Disclosure Schedules, Sun Solar is not a party to any oral or written (i) Contract for the employment of any director, officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former director, officer or manager of Sun Solar, which, in each case cannot be terminated by Sun Solar on notice of no more than 10 (10) days at a cost of no more than $1,000.

Section 3.11 Bank Accounts; Power of Attorney. Section 3.11 of Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Sun Solar within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Sun Solar; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Sun Solar within the past twelve (12) months; (iii) the check ledger for Sun Solar for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Sun Solar or who are otherwise authorized to act on behalf of Sun Solar with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.12 Disclosure. Sun Solar maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Sun Solar and an unconsolidated or other off balance sheet entity that is not disclosed by Sun Solar in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on Sun Solar.

Section 3.13 Intellectual Property.

(a)	Sun Solar owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of Sun Solar’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the Closing Date. To the Knowledge of Sun Solar there is no infringement by Sun Solar of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Sun Solar, being threatened against, Sun Solar regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect on Sun Solar.

(b)	Without limiting the generality of the foregoing, Sun Solar has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of Sun Solar, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sun Solar any ownership interest and right they may have in Intellectual Property owned by Sun Solar; and (ii) acknowledge Sun Solar’s exclusive ownership of all Intellectual Property owned by Sun Solar. The Sun Solar Parties have provided ConnectM with true and complete copies of all such agreements. To the Knowledge of Sun Solar, Sun Solar is in material compliance with all legal requirements applicable to Intellectual Property owned by Sun Solar and Sun Solar’s ownership and use thereof.

(c)	All required filings and fees related to the Intellectual Property owned by Sun Solar that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Sun Solar Parties have provided ConnectM with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d)	Sun Solar has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Sun Solar and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by Sun Solar.

Section 3.14 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Sun Solar are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Sun Solar, together with all other properties and assets of Sun Solar, are sufficient for the conduct of Sun Solar’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of Sun Solar as conducted as of the Closing.

Section 3.15 Accounts Receivable. The accounts receivable reflected on the books and records of Sun Solar and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sun Solar involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Sun Solar not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.16 Title. Sun Solar has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Sun Solar, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Sun Solar and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Sun Solar is held under valid, subsisting and enforceable leases with which Sun Solar is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Sun Solar.

Section 3.17 Insurance. Sun Solar is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Sun Solar believes to be prudent and customary in the businesses in which Sun Solar is engaged. Other than as set forth in the Disclosure Schedules, Sun Solar has not been refused any insurance coverage sought or applied for, and Sun Solar has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Sun Solar, taken as a whole.

Section 3.18 Taxes.

(a)	Sun Solar is taxed as a corporation.

(b)	Sun Solar has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the directors or officers of Sun Solar know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by Sun Solar have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Sun Solar (whether or not shown on any Tax Return) have been, or will be, timely paid. Sun Solar has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where Sun Solar does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sun Solar. The amount of Sun Solar’s liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of Sun Solar. All deficiencies asserted, or assessments made, against Sun Solar as a result of any examinations by any taxing authority have been fully paid. Sun Solar is not a party to any Action by any taxing authority. To the Knowledge of Sun Solar, there are no pending or threatened Actions by any taxing authority against Sun Solar.

(d)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Sun Solar.

(e)	Sun Solar is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. Sun Solar is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Sun Solar.

(f)	Sun Solar is not, and has not been, a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Sun Solar has no Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. Sun Solar has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Sun Solar has not taken any action that could defer a Liability for Taxes of Sun Solar from any period prior to the Closing to any period following the Closing.

(g)	No Sun Solar Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Sun Solar Party is, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. No Sun Solar Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. No Sun Solar Party is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Sun Solar under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(h)	No Sun Solar Party has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Sun Solar Party has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(i)	None of the assets of Sun Solar is property that Sun Solar is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.19 Transactions with Affiliates. None of the directors, members, managers or officers or directors of Sun Solar and, to the Knowledge of Sun Solar, none of the employees of Sun Solar, is presently a party to any transaction with Sun Solar (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Sun Solar, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of Sun Solar’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Sun Solar and (iii) other employee benefits, including stock option agreements under any stock option plan of Sun Solar.

Section 3.20 Foreign Corrupt Practices. No Sun Solar Party, nor, to the Knowledge of Sun Solar, any agent or other Person acting on behalf of Sun Solar, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Sun Solar (or made by any Person acting on its behalf of which Sun Solar is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.21 Money Laundering. Sun Solar is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.22 Illegal or Unauthorized Payments; Political Contributions. No Sun Solar Party nor, to the Knowledge of Sun Solar, any of the officers, directors, employees, agents or other representatives of Sun Solar or any other business entity or enterprise with which Sun Solar is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Sun Solar.

Section 3.23 Environmental Laws. To Knowledge of Sun Solar, Sun Solar (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all Permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such Permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sun Solar.

Section 3.24 Investment Company. Sun Solar is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.25 No Disqualification Events. None of Sun Solar, any of their respective predecessors, any affiliated issuer, any director, executive officer, other officer of Sun Solar, any beneficial owner of 20% or more of Sun Solar’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Sun Solar in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Sun Solar has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.26 No Brokers. No Sun Solar Party has retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.27 Disclosure. All disclosure provided to ConnectM regarding the Sun Solar Parties, their respective business and Transactions, including Disclosure Schedules to this Agreement, furnished by or on behalf of any Sun Solar Party with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Sun Solar Party acknowledges and agrees that ConnectM has not made, nor is ConnectM making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Section 3.28 Accredited Investor.

(a)	Mr. Arthur represents that he is an “accredited investor” as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act, and that Mr. Arthur understands and acknowledges that ConnectM is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D. Mr. Arthur acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(b)	Mr. Arthur is acquiring the Exchange Shares for investment for Mr. Arthur’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Mr. Arthur has no present intention of selling, granting any participation in, or otherwise distributing the same. Mr. Arthur further represents that he does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Exchange Shares. Mr. Arthur represents and warrants that Mr. Arthur (i) can bear the economic risk of Mr. Arthur’s investment in the Exchange Shares, and (ii) possesses such knowledge and experience in financial and business matters that Mr. Arthur is capable of evaluating the merits and risks of the investment in ConnectM and the Exchange Shares.

(c)	Mr. Arthur acknowledges that he has carefully reviewed such information as Mr. Arthur has deemed necessary to evaluate an investment in ConnectM and the Exchange Shares, and that he has been furnished all materials that it has requested relating to ConnectM and the issuance of the Exchange Shares hereunder, and that Mr. Arthur has been afforded the opportunity to ask questions of ConnectM’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to Mr. Arthur.

(d)	Mr. Arthur understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

Article IV.          Representations and warranties of connectm

As an inducement to, and to obtain the reliance of the Sun Solar Parties, ConnectM represents and warrants as follows:

Section 4.01 Organization. ConnectM is a corporation duly incorporated, validly existing, and in good standing under the Laws of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of Transactions will not, violate any provision of ConnectM’s certificate of incorporation or by-laws. ConnectM has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and ConnectM has full power, authority, and legal right and has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated.

Section 4.02 Power and Authority. ConnectM has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

Section 4.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by ConnectM, and the consummation of Transactions, have been duly authorized by Board of ConnectM. This Agreement has been duly executed and delivered on behalf of ConnectM. This Agreement constitutes a valid and binding obligation of ConnectM enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of the Organizational Documents of ConnectM; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which ConnectM is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which ConnectM is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to ConnectM.

Section 4.05 Approval of Agreement and of Issuance of Shares. The Board of ConnectM has authorized the execution and delivery of this Agreement by ConnectM and has approved this Agreement and the issuance of the Exchange Shares.

Section 4.06 No Brokers. ConnectM has not retained any broker or finder in connection with any of the Transactions, and ConnectM has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.07 Disclosure. All disclosure provided to the Sun Solar Parties regarding ConnectM, its business and Transactions, furnished by or on behalf of ConnectM with respect to the representations and warranties made herein are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. ConnectM acknowledges and agrees that the Sun Solar Parties have not made, nor are the Sun Solar Parties making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Section 4.08 No Tax Credit Recapture. ConnectM acknowledges that Solar Energy Leasing, LLC is a subsidiary of Sun Solar and that Solar Energy Leasing, LLC is eligible for tax incentives related to solar energy development and represents that it has no current plan or intent to take any action, directly or indirectly, that would trigger recapture of investment tax credits or similar incentives under applicable federal or state law.

Article V.          Covenants and Additional Agreements of the Parties

Section 5.01 Confidentiality.

(a)	Definitions. For purposes of this Agreement:

(i)	The Party disclosing Confidential Information hereunder shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information hereunder shall be referred to as the “Receiving Party”.

(ii)	Except as provided below, “Confidential Information” of Disclosing Party shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Disclosing Party and its subsidiaries and Affiliates (as defined below), including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, and, with respect to ConnectM, any other Material Non-Public Information (as defined below), in each case which is disclosed by the Disclosing Party or on its behalf, after the date hereof, to the Receiving Party either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of the Disclosing Party unless otherwise specifically indicated in writing to the contrary. The fact that the Parties are communicating regarding a potential business relationship shall also be deemed “Confidential Information” under this Agreement.

(iii)	“Material Non-Public Information” shall mean any information obtained by any Sun Solar Party, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to ConnectM or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have an effect on the price, value or trading price of ConnectM’s equity securities or debt, or any derivatives thereof, whether positive or negative.

(b)	Agreements.

(i)	For a period of five (5) years from the date of its receipt, the Receiving Party agrees to use the Confidential Information of the Disclosing Party only for the purpose of consummating the Transactions and shall use reasonable care not to disclose Confidential Information to any non-Affiliated third party, such care to be at least equal to the care exercised by Receiving Party as to its own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Receiving Party agrees that it shall make disclosure of any such Confidential Information of the Disclosing Party only to its Affiliates and their respective employees and Representatives, to whom disclosure is reasonably necessary for the Purpose. Receiving Party shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Receiving Party shall be responsible for the failure of its Representatives to comply with the terms of this Agreement.

(ii)	Without the prior consent of the Disclosing Party, the Receiving Party shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information of the Disclosing Party.

(iii)	Receiving Party acknowledges that the Confidential Information of the Disclosing Party disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Receiving Party agrees it will not knowingly export, directly or indirectly, any Confidential Information of the Disclosing Party or any direct product incorporating any Confidential Information of the Disclosing Party, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

(iv)	Nothing herein shall be construed as granting to Receiving Party or its Affiliates any right or license to use or practice any of the information defined herein as Confidential Information of the Disclosing Party and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the Disclosing Party. Except as allowed by applicable law, Receiving Party shall not use any trade name, service mark or trademark of the Disclosing Party or refer to the Disclosing Party in any promotional or sales activity or materials without first obtaining the prior written consent of the Disclosing Party.

(c)	Exceptions. The obligations imposed in Section 5.01(b) shall not apply to any Confidential Information that:

(i)	was already in the possession of Receiving Party at the time of disclosure without restrictions on its use or is independently developed by Receiving Party after the Closing Date, provided that the person or persons developing same have not used such information received from the Disclosing Party, or is rightfully obtained from a source other than from the Disclosing Party;

(ii)	is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Receiving Party;

(iii)	is obtained by Receiving Party from a third person who is under no obligation of confidence to the Disclosing Party; or

(iv)	is disclosed without restriction by the Disclosing Party.

(d)	Standstill.

(i)	Each Sun Solar Party acknowledges and agrees that ConnectM is a public company, currently trading on the OTC Markets.

(ii)	Each Sun Solar Party agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Material Non-Public Information as set forth herein (the “Standstill Period”), such Sun Solar Party shall not, and all of its Representatives shall not:

(1)	buy or sell any securities or derivative securities of or related to ConnectM, or any interest therein;

(2)	undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act or of the Exchange Act, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder;

(3)	effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other corporation, partnership, group, individual or other entity (each, a “Person”) to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of ConnectM or any of its subsidiaries; (B) any tender or exchange offer, merger or other business combination involving ConnectM or any of its subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ConnectM or any of its subsidiaries, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of ConnectM;

(4)	form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of ConnectM;

(5)	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving ConnectM or its securities or assets;

(6)	otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ConnectM;

(7)	take any action which might force ConnectM to make a public announcement regarding any of the types of matters set forth in Section 5.01(d)(ii)(3); or

(8)	enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(iii)	Each Sun Solar Party also agrees during the Standstill Period not to request ConnectM (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 5.01(d) (including this sentence).

(iv)	Notwithstanding the foregoing, subject to compliance with applicable law, Sun Solar shall not be restricted from general market participation or responding to unsolicited third-party proposals.

(e)	Return of Confidential Information. Upon termination of this Agreement for any reason or upon request by the Disclosing Party made at any time, all Confidential Information of the Disclosing Party, together with any copies of same as may be authorized herein, shall be returned to the Disclosing Party, or destroyed and certified as such by an officer of Receiving Party, at the Receiving Party’s option. Receiving Party may retain one copy of all written Confidential Information for its files for reference in the event of a dispute hereunder or as is necessary to comply with its document retention policies.

(f)	Ownership of Confidential Information. As between the Disclosing Party and Receiving Party, the Confidential Information and any Derivative thereof (as defined below), whether created by the Disclosing Party or the Receiving Party, will remain the property of the Disclosing Party. For purposes of this Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

(g)	Acknowledgement. Each Party as Receiving Party acknowledges and agrees that, with respect to any information provided by Disclosing Party, its Affiliates, and their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, and other representatives, each expressly disclaims any and all liability for representations, expressed or implied, contained in or omitted from such information, and nothing contained in such information is or shall be relied upon as a promise or representation by any Disclosing Party, its Affiliates, or any of their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, or other representatives as to the past or future performance of Disclosing Party. Only those particular representations and warranties made by a Party herein shall have any legal effect. Each Party as Receiving Party further acknowledges and agrees that any such information provided by any Disclosing Party does not purport to be all-inclusive or to necessarily contain all the information that Receiving Party may desire, and such information may include certain statements, estimates and projections provided by Disclosing Party with respect to anticipated future performance (“forward looking statements”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements, estimates and projections reflect significant assumptions and subjective judgments by management of Disclosing Party concerning anticipated results. These assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected result will be attainable or will be realized. As events and circumstances frequently do not occur as expected, there will usually be differences between anticipated and actual future performance, and those variances may be material. No Disclosing Party or its Affiliates or any of their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, or other representatives makes any representations or warranties as to their accuracy or completeness except as specifically set forth herein .

(h)	Request for Confidential Information Pursuant to Court or Other Proceeding. If Receiving Party is requested or required (by oral questions, deposition, interrogatories, subpoena, civil investigative demand or other similar non-criminal process) to disclose any Confidential Information of the Disclosing Party supplied to Receiving Party under this Agreement, the Receiving Party will provide the Disclosing Party with prompt written notice of such request(s) so that the Disclosing Party may, at the Disclosing Party’s option, (a) seek an appropriate protective order; (b) consult with the Receiving Party on the advisability of taking steps to resist or narrow such request or requirement; or (c) waive in writing the Receiving Party’s compliance with the provisions of this Agreement for the sole purpose of complying with the request. If, in the absence of a protective order or the receipt of a written waiver hereunder, the Receiving Party is nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information of the Disclosing Party to any governmental tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party will cooperate with the Disclosing Party at the Disclosing Party’s expense in any attempt that the Disclosing Party may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal for all or designated portions of such Confidential Information disclosed by the Disclosing Party.

(i)	No License. Nothing in this Agreement shall be construed as granting any right or license to the Receiving Party or any other Party, by implication or otherwise, with respect to any Confidential Information of the Disclosing Party, except for the limited purposes set forth above and as otherwise specifically set forth herein.

Section 5.02 Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 5.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 5.04 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 5.05 Insurance Cooperation. The Parties acknowledge that tax insurance may be obtained with respect to the continuation of tax benefits or structures related to Solar Energy Leasing, LLC’s assets. ConnectM agrees to cooperate in good faith with any underwriting process or diligence requests and shall not take any action that could reasonably be expected to impair coverage under any such policy.

Article VI.          Survival; indemnification

Section 6.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warrants set forth in Section 3.01, Section 3.05 and Section 4.01 (the “Surviving Representations”) shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for (i) the later of (1) a period of five (5) years and (2) until fully performed; or (iii) for the period specified therein, as applicable. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 6.02 Indemnification by Mr. Arthur. Subject to the provisions of this Article VI, if the Closing occurs, Mr. Arthur hereby covenants and agrees with ConnectM that Mr. Arthur shall indemnify ConnectM and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (collectively, the “ConnectM Indemnified Parties”), and hold them harmless from, against and in respect of any and all Losses incurred by any ConnectM Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of any Sun Solar Party in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by any Sun Solar Party made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 6.03 Indemnification by ConnectM. Subject to the provisions of this Article VI, if the Closing occurs, ConnectM hereby covenants and agrees with Mr. Arhtur that ConnectM shall indemnify Mr. Arthur and his Representatives, successors and assigns (collectively, the “Mr. Arthur Indemnified Parties”) and hold them harmless from, against and in respect of any and all Losses incurred by any Mr. Arthur Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by ConnectM made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith). Additionally, ConnectM shall indemnify the Sun Solar Parties and Mr. Arthur for any Losses arising from: (i) any post-Closing action by ConnectM or its Affiliates that causes the recapture of any previously claimed tax credits; (ii) any disqualification or loss of S-corp status of Sun Solar resulting from actions taken or structures imposed after the Closing Date; (iii) any restructuring, recapitalization, or debt-financing transaction undertaken by ConnectM or its Affiliates that results in material adverse tax consequences to Mr. Arthur or Sun Solar.

Section 6.04 Indemnification Procedures. The Party making a claim under this Article VI is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 6.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.05 Payments. Upon a determination of liability under this Article VI, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VIII with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 6.06 Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)	Mr. Arthur shall not be liable to the ConnectM Indemnified Parties for indemnification under Section 6.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of fraud or any inaccuracy in or breach of any of the Surviving Representations (the “Mr. Arthur Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 6.02 (other than those based upon, arising out of, with respect to or by reason of the Mr. Arthur Basket Exclusions) exceeds $50,000 (the “Basket”), in which event Mr. Arthur shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	ConnectM shall not be liable to Mr. Arthur Indemnified Parties for indemnification under and Section 6.03 until the aggregate amount of all Losses in respect of indemnification under Section 6.03 exceeds the Basket, in which event ConnectM shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)	The Parties acknowledge and agree that the maximum liability of Mr. Arthur, on the one hand, or ConnectM on the other hand, under this Article VIII shall be $500,000 (the “Cap”), and neither Mr. Arthur, on the one hand, nor ConnectM, on the other hand, shall have any liability to the other in excess of Cap except in the case of fraud.

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

Section 6.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 6.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws and except as otherwise specified in this Article VI or in Section 7.05, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Laws.

Article VII.          Miscellaneous

Section 7.01          Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

if to ConnectM to:

ConnectM Technology Solutions, Inc. Attn: Bhaskar Panigrahi

2 Mount Royal Avenue, Suite 550

Marlborough, Massachusetts 01752
Email: Bhaskar@connectm.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC
Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820
West Palm Beach, FL 33401
Email: JCacomanolis@alclaw.com

If to any Sun Solar Party, to:

Sun Solar LLC
Attn: Caleb Arthur

6724 US Highway 63

Houston, MO 65483
Email:caleb@ussunsolar.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.02 Governing Law. Agreement, and all matters based upon, arising out of or relating in any way to the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Missouri in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Missouri, provided that, notwithstanding the foregoing, as ConnectM is a Delaware corporation, the issuance of the Common Stock and any matters related thereto shall be governed in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

Section 7.03 Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MISSOURI, IN EACH CASE LOCATED IN GREENE COUNTY, MISSOURI, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.04 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THE WAIVER ABOVE BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF SUCH WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 7.05 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 7.06 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damages.

Section 7.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.08 Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, or the rules and regulations of any securities market on which the securities of ConnectM are listed or available for trading, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 7.09 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, member (other than Mr. Arthur), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 7.10 Expenses. Except as specifically set forth herein, whether or not the Transactions are consummated, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other Transactions.

Section 7.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.12 Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.13 Amendment or Waiver.

(a)	This may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 7.14 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 7.15 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Other than as specifically set forth herein, including in Article VI, nothing in this Agreement shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

Section 7.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer

Sun Solar LLC

By:	/s/ Caleb Arthur
Name:	Caleb Arthur
Title:	CEO

Caleb Arthur

By:	/s/ Caleb Arthur
Name:	Caleb Arthur

Exhibit A

Assignment of Membership Interests

(Attached)